Exhibit 5.1

Brent B. Siler

T: +1 703 456 8058

bsiler@cooley.com

December 15, 2014

Millennial Media, Inc.

2400 Boston Street, Suite 300

Baltimore, Maryland 21224

Ladies and Gentlemen:

We have represented Millennial Media, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering (i) the resale of 30,733,436 shares of common stock, $0.001 par value per share, held by certain selling stockholders identified in the Prospectus (the “Issued Shares”), and (ii) the issuance and resale of 579,703 shares of common stock, $0.001 par value per share, issuable upon the exercise of options held by certain of the selling stockholders identified in the Prospectus (the “Option Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as currently in effect, (c) the Company’s Amended and Restated Bylaws, as currently in effect and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable and (ii) the Option Shares, when sold and issued in accordance with the terms of the options, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Brent B. Siler
Brent B. Siler

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656  T: (703) 456-8000  F: (703) 456-8100  WWW.COOLEY.COM